SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C. 20549

                                  FORM 15

 Certification and Notice of Termination of Registration under Section 12(g)
   of the Securities Exchange Act of 1934 or Suspension of Duty to File
                Reports Under Sections 13 and 15(d) of the
                      Securities Exchange Act of 1934

                       Commission File Number 1-9214

                      Perkins Family Restaurants, L.P.
           (Exact name of registrant as specified in its charter)

                             6075 Poplar Avenue
                                 Suite 800
                       Memphis, Tennessee 38119-4709
                               (901) 766-6400
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                       10-1/8% Senior Notes Due 2007
          (Title of each class of securities covered by this Form)

                               Not applicable
    (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

  Rule 12g-4(a)(1)(i)    [X]                 Rule 12h-3(b)(1)(ii)   [ ]
  Rule 12g-4(a)(1)(ii)   [ ]                 Rule 12h-3(b)(2)(i)    [ ]
  Rule 12g-4(a)(2)(i)    [ ]                 Rule 12h-3(b)(2)(ii)   [ ]
  Rule 12g-4(a)(2)(ii)   [ ]                 Rule 15d-6             [ ]
  Rule 12h-3(b)(1)(i)    [ ]


  Approximate number of holders of record as of
                                 the certification or notice date:   30


         Pursuant to the requirements of the Securities Exchange Act of 1934, Perkins Family Restaurants, L.P. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE: December 28, 1999                     PERKINS FAMILY RESTAURANTS, L.P.
                                               By: The Restaurant Company
                                               Its General Partner



                                               By:   /s/ Donald F. Wiseman
                                                     -----------------------
                                               Name: Donald F. Wiseman
                                               Title: Vice-President